Exhibit 99.1

Revlon Names Alan T. Ennis President and Chief Executive Officer

David L. Kennedy Elected Vice Chairman of the Board

Chris Elshaw Elected Chief Operating Officer

Steven Berns Elected Chief Financial Officer

NEW YORK--(BUSINESS WIRE)--April 29, 2009--Revlon, Inc. (NYSE: REV) announced today that its Board of Directors has elected Alan T. Ennis as President and Chief Executive Officer. Mr. Ennis will succeed David Kennedy, who will become Revlon’s Vice Chairman. Mr. Kennedy will also serve as a Senior Executive Vice President at MacAndrews & Forbes Holdings Inc., Revlon’s largest shareholder. Mr. Ennis was previously Revlon’s Executive Vice President, Chief Financial Officer and President, Revlon International. Mr. Ennis and Mr. Kennedy will both remain on the Company’s Board of Directors.

Chris Elshaw, who has served as Executive Vice President and General Manager of the United States Region, has been elected Executive Vice President and Chief Operating Officer. Steven Berns has been elected Executive Vice President, Chief Financial Officer and Treasurer. The appointments of Mr. Ennis, Mr. Kennedy, and Mr. Elshaw are effective May 1, 2009; Mr. Berns will join the Company later in May.

The Company has formed an Office of the Vice Chairman that will include Mr. Kennedy, Mr. Ennis and Mr. Elshaw. The Office of the Vice Chairman will oversee the Company’s strategic development.

Commenting on today’s announcement, Mr. Kennedy said, "This planned leadership transition ensures that we have highly capable executives to continue to lead our business. I am most confident that Alan is best positioned to lead the Company, as he has strong leadership capability, strategic ability and financial acumen. In addition, Chris and Steven are well-equipped to assume their respective roles. Alan and Chris, along with the other senior management team that make up the Operating Committee, will provide the Company with outstanding leadership.”

Revlon Chairman Ronald O. Perelman said, "I want to thank David for his valuable leadership over the last three years, welcome David to his new role as Vice Chairman and welcome Alan to his new role as CEO. Alan has proven to be a highly valued member of Revlon’s senior management team and will provide the Company with outstanding leadership as we move forward.”

Mr. Ennis, age 39, was elected President, Revlon International and as a Director of the Company in March 2009. Mr. Ennis has also served as the Company’s Executive Vice President and Chief Financial Officer and prior to that he served as Senior Vice President, Corporate Controller and Chief Accounting Officer. Mr. Ennis joined Revlon in March 2005 as Senior Vice President, Internal Audit. Prior to joining Revlon, Mr. Ennis held several senior financial positions with Ingersoll-Rand Company.

Mr. Kennedy, age 62, has served as the Company's President and Chief Executive Officer since September 2006. In March of 2006, Mr. Kennedy was elected Chief Financial Officer. From June 2002 until March 2006, he served as Executive Vice President and President of Revlon International. Mr. Kennedy joined Revlon after a career as a senior executive of The Coca-Cola Company and affiliates.

Mr. Elshaw, age 48, was appointed Executive Vice President and General Manager of the United States Region in October 2007, after having served as Senior Vice President and Managing Director of the Company's Europe Region. Mr. Elshaw joined Revlon in July 2002 as General Manager of the United Kingdom and Ireland. Prior to joining Revlon, Mr. Elshaw served as General Manager of the United Kingdom and Ireland for Clairol and prior to that, he held general management, marketing and sales positions of increasing scope and responsibility for Clairol and Alberto Culver.

Mr. Berns, age 44, joins Revlon as Executive Vice President, Chief Financial Officer and Treasurer. Previously, Mr. Berns served as Chief Financial Officer at Tradeweb LLC, a multi-asset class online marketplace, since November 2007. Prior to Tradeweb, Mr. Berns served as President, Chief Financial Officer and Director at MDC Partners, a NASDAQ-listed marketing communications company, and Senior Vice President and Treasurer at The Interpublic Group of Companies. Earlier in his career, Mr. Berns served as Senior Vice President and Treasurer at Revlon, after having served as the Company’s Vice President, Corporate Finance and Investor Relations.

About Revlon

Revlon is a worldwide cosmetics, hair color, beauty tools, fragrances, skincare, anti-perspirants / deodorants and beauty care products company. The Company’s vision is to provide glamour, excitement and innovation to consumers through high-quality products at affordable prices. Websites featuring current product and promotional information can be reached at www.revlon.com, www.almay.com and www.mitchumman.com. Corporate and investor relations information can be accessed at www.revloninc.com. The Company’s brands, which are sold worldwide, include Revlon®, Almay®, ColorSilk®, Mitchum®, Charlie®, Gatineau® and Ultima II®.

CONTACT:
Revlon, Inc.
Investor Relations & Media:
Abbe F. Goldstein, CFA, 212-527-6465